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                                                           EXHIBIT 8(l)

                         SERVICES AGREEMENT

     The terms and conditions of this Services Agreement between Evergreen Asset Management Corp. ("EAMC"), First Capital Group
("FCG") and Golden American Life Insurance Company (the "Company") are effective as of XXXXX, 2000.

     WHEREAS, the Company and Evergreen Variable Annuity Trust (the "Trust") have entered into a Participation Agreement dated XXXXX, 2000, as may be amended from time to time (the "Participation Agreement"), pursuant to which the Company, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases shares ("Shares") of certain Portfolios of the Trust ("Portfolios") to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts ("Variable Contracts") offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts; and

     WHEREAS, EAMC and FCG recognize that they will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account's investments in the Portfolios, and that in the course of soliciting applications for Variable Contracts issued by the Company and in servicing owners of such Variable Contracts, the Company will provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios, and provide services respecting investments in the Portfolios; and

     WHEREAS, EAMC and FCG wish to compensate the Company for the efforts of the Company in providing written and oral information and services regarding the Trust to Variable Contract owners; and

     WHEREAS, the following represents the collective intention and understanding of the service fee agreement between EAMC, FCG and the Company.

     NOW, THEREFORE, in consideration of their mutual promises, the Company, EAMC and FCG agree as follows:

     1. Services. The Company and/or its affiliates agree to provide services ("Services") to owners of Variable Contracts including, but not limited to: teleservicing support in connection with the Portfolios; delivery of current Trust private placement memoranda, reports, notices, proxies and proxy statements, as applicable, and other informational materials; facilitation of the tabulation of Variable Contract owners' votes in the event of a Trust shareholder vote; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the Trust or EAMC, with regard to the VA Foundation Fund, the VA Global Leaders Fund and the VA Small Cap Value Fund or FCG with regard to the VA Equity Index Fund, as may be reasonably requested; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios; provision and administration of Variable


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Contract features for the benefit of Variable Contract owners in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

     2. Compensation. In consideration of the Services, EAMC agrees to pay to the Company a service fee at an annual rate equal to fifteen (15) basis points (0.15%) of the average daily value of the Shares held in the Separate Accounts investing in the VA Foundation Fund, the VA Global Leaders Fund and the VA Small Cap Value Fund. In consideration of the Services, FCG agrees to pay to the Company a service fee at an annual rate equal to fifteen (15) basis points (0.15%) of the average daily value of the Shares held in the Separate Account investing in the VA Equity Index Fund. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by EAMC and FCG at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by EAMC and FCG and such other supporting data as may be reasonably requested by the Company.

     3. Term. This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically upon the redemption of all Shares held in the Separate Accounts, upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement, as to a Portfolio upon termination of the investment advisory agreement between the Trust, on behalf of such Portfolio, and EAMC or FCG, as applicable, or upon assignment of the Participation Agreement by either the Company, EAMC or FCG. Notwithstanding the termination of this Services Agreement, EAMC and FCG will continue to pay the applicable service fees in accordance with paragraph 2 so long as net assets of the Separate Accounts remain in a Portfolio, provided such continued payment is permitted in accordance with applicable law and regulation.

     4. Amendment. This Services Agreement may be amended only upon mutual agreement of the parties hereto in writing.

     5. Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, EAMC, FCG or the Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

                             -2-

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     In witness whereof, the parties have caused their duly
authorized officers to execute this Services Agreement.

                         EVERGREEN ASSET MANAGEMENT CORP.


                         --------------------------------------
                         By:
                         Title:
                         Date:



                         FIRST CAPITAL GROUP



                         --------------------------------------
                         By:
                         Title:
                         Date:


                         GOLDEN AMERICAN LIFE INSURANCE COMPANY



                         --------------------------------------
                         By:
                         Title:
                         Date:





                             -3-


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